OPINION OF SUSAN A. THOMSON

January 7, 1998

The Directors and Stockholder
Summit Securities, Inc.
929 West Sprague Avenue
Spokane, WA  99201

Gentlemen:

      I have acted as counsel to Summit Securities, Inc. (the "Company") in connection with the proceedings for the authorization and issuance of $40,000,000 principal amount of Investment Certificates of the Company and the preparation of a Registration Statement (Form S-2) under the Securities Act of 1933, as amended, which you have filed with the Securities and Exchange Commission with respect to the Certificates. (SEC Registration
No._______________).

      I have examined the Registration Statement referred to above and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion.

      Based upon the foregoing, I am of the opinion that upon the happening of the following events,

      (a) due action by the Board of Directors of the Company authorizing the issuance and sale of the Certificates pursuant to the Indenture dated as of November 15, 1990 between the Company and West One Bank, Idaho, N.A. as Trustee, the Tri-Party Agreement dated April 24, 1996 between West One, Summit and First Trust National Association, Successor Trustee, and the First Supplemental Indenture dated as of December 31, 1997 between Summit and First Trust National Association;

      (b)   the Registration Statement referred to above becoming effective;

      (c) compliance with the terms and conditions of the Indenture with respect to the creation, and delivery of the Certificates the due execution by the Company of the Certificates, and the sale thereof by the Company

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       as contemplated in the Registration Statement and in accordance with the above-mentioned corporate and governmental authorizations;

      The Certificates will constitute in the hands of the holders thereof valid, binding and legal outstanding obligations of the Company, in accordance with their terms, subject to applicable bankruptcy and insolvency laws.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus under the caption "Legal Opinion."

Sincerely,

/s/ SUSAN A. THOMSON

Susan A. Thomson
Assistant Corporate Counsel